Exhibit 21.1

PERSPECTA INC.
Subsidiaries as of November 14, 2018

Entity Name	US Jurisdiction
Perspecta Inc. - Incorporated 10/10/2017	Nevada
Perspecta HC LLC - Formed 8/27/2008	Delaware
NHIC Corp - Incorporated 12/8/1976	Texas
Perspecta Enterprise Solutions LLC - Formed 3/25/1994	Delaware
SafeGuard Services LLC - Formed 11/23/2005	Delaware
Perspecta State & Local Inc. - Incorporated 6/26/1997	Illinois
Ultra Second VMS LLC - Formed 10/9/2017	Delaware
Perspecta Engineering Inc. - Incorporated 10/11/2010	Delaware
Perspecta Services & Solutions Inc. - Incorporated 9/23/2005	Delaware
PhaseOne Communications, Inc. - Incorporated 11/22/1999	Delaware
Perspecta Labs Inc. - Incorporated 7/13/2011	Delaware
HVH Precision Analytics LLC - Formed 11/12/2016	Delaware
KGS Holding Corp. - Incorporated 3/30/2009	Delaware
Perspecta Risk Decision Inc. - Incorporated 11/1/2000	Delaware
QWK Integrated Solutions, LLC - Formed 3/1/2012	Alabama
Dominion Technology Resources, Inc. - Incorporated 3/13/2002	Virginia
Westar Aerospace & Defense Group, Inc.	Nevada
Analex Corporation - Incorporated 10/15/2001	Delaware
Apogen Technologies, Inc. - Incorporated 10/4/2002	Delaware
Planning Systems, Incorporated - Incorporated 9/1/1972	Maryland
Neptune Sciences, Inc - Incorporated 1/17/1991	Louisiana
Westar Display Technologies, Inc. - Incorporated 3/20/2001	Nevada
SimAuthor, Inc. - Incorporated 1/22/1997	Colorado
Pimsol, LLC - Formed 6/20/2002	Alabama
ComGlobal Systems, Incorporated - Incorporated 1/6/2005	California
Beta Analytics, Incorporated - Incorporated 1/4/1984	Maryland
Science and Engineering Associates, Inc - Incorporated 2/28/1980	New Mexico
ITS Services, Inc. - Incorporated 6/26/1991	Virginia
3H Technology, L.L.C. - Formed 3/25/1997	Delaware
3H Technology Federal Corp. - Formed 9/5/2003	Delaware